EXHIBIT 10.4

SECOND AMENDMENT

TO THE

AK STEEL HOLDING CORPORATION

STOCK INCENTIVE PLAN

(as amended and restated as of January 20, 2005)

Pursuant to the power of amendment reserved to the Board of Directors of AK Steel Holding Corporation in Section 11.1 of the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of January 20, 2005) (the “Plan”), and with the intent to ensure that the Plan complies with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and with the antidilution provisions of Financial Accounting Standard 123(R), effective as of October 18, 2007 the Plan is hereby amended as follows:

(1) Section 4.3 is changed in its entirety to read as follows:

“4.3 Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, to prevent dilution or enlargement of rights, an appropriate adjustment shall be made in an equitable manner by the Committee in the number and class of Shares which may be delivered under the Plan, in the number and class of Shares that may be issued to an Employee with respect to Awards in any given period, and in the number and class of and/or price of Shares subject to any then unexercised and outstanding Awards. The number of Shares subject to any Award shall always be a whole number.”

(2) Section 7.7 is changed in its entirety to read as follows:

“7.7 Awards to Directors. Except as otherwise determined by majority vote of the Board with respect to any calendar year, fifty percent (50%) of each Director’s annual retainer fee for services on the Board shall be paid in the form of a Restricted Stock Award. Each Director may elect before the beginning of such calendar year to have more than fifty percent (50%) of his annual retainer fee, and/or a portion of any other fees to be earned in such calendar year for services on the Board, paid to him by means of Restricted Stock Awards. Such Restricted Stock Awards shall be made at intervals during the calendar year as the Company determines to be administratively feasible, but not less frequently than quarterly, according to procedures established by the Company and approved by the Committee.”

(3) The first sentence in Section 8.4 is changed in its entirety to read as follows:

“The payment described in Section 8.3 herein shall be made in the applicable number of Shares as soon as administratively feasible after the end of the Performance Period to which such payment relates but no later than March 15 immediately following the end of such Performance Period.”

(4) Article 16 is deleted in it entirety and Article 17 is renumbered as Article 16, with corresponding changes to the numbering of the sections within Article 17.

IN WITNESS WHEREOF, AK Steel Holding Corporation has caused this Second Amendment to the Plan to be executed this 22nd day of October, 2007.

AK STEEL HOLDING CORPORATION

By:	/s/ David C. Horn
David C. Horn, Senior Vice President,
General Counsel and Secretary